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                                EXHIBIT 10 (pp)

                          CDW 1997 OFFICER AND MANAGER
                                   BONUS PLAN

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                     CDW 1997 OFFICER AND MANAGER BONUS PLAN


         The purpose of the CDW 1997 Officer and Manager Bonus Plan (the "Plan") is to provide CDW Computer Centers, Inc., an Illinois corporation (the "Company"), with a means of retaining and motivating the management personnel designated by the Committee, as defined below ("Participating Employees"), by offering them bonus compensation.

         The terms and provisions of the Plan are as follows:

         1. Administration. The Plan shall be administered by the CDW Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors. All questions arising under the Plan shall be decided by the Committee and its determination shall be conclusive.

         2. Bonus Grants. Bonuses shall be awarded under the Plan as follows:

                  (a) A Participating Employee's bonus will equal 100% of his/her aggregate bonus under the CDW 1996 Officer and Manager Bonus Plan (on a dollar basis) plus fifteen percent (15%). The dollar amount of the aggregate bonus equal to the aggregate 1996 bonus shall be payable in the same proportion of cash and options to acquire common stock of the Company as were paid for 1996.

                  (b) For each dollar that is over 1996's bonus, the 1997 bonus will be paid one-third (1/3) in cash and the other two-thirds (2/3) in options to acquire common stock of the Company.

                  (c) All options granted pursuant to (a) and (b) above shall have an exercise price of $.01 per share and vest on January 1, 2002 subject to continuous employment with the Company.

         3. Amendment and Termination of Plan. The Committee may from time to time amend, suspend or terminate the Plan in whole or in part as necessary to comply with applicable laws and governing bodies.

         4. Shareholder Approval. If necessary to conform with applicable laws and governing rules and regulations, or any requirements of the Nasdaq Stock Market or the Company's transfer agent, the Plan shall be submitted for approval of the Company's shareholders prior to any shares of Company common stock being issued.

         5. Death or Disability. Notwithstanding the provisions of Section 2(c);

                  (a) if cessation of employment occurs by reason of the Disability of the Participating Employee, all options shall automatically vest immediately upon the issuance of a Final Certificate (as hereinafter defined); and

                  (b) if cessation of employment occurs by reason of death while in the employ of the Company, all options shall automatically vest immediately.

                  (c) "Disability" for purposes of this Plan shall be defined as follows:


                           (i)  If a  Participating  Employee  becomes  disabled
                  during the term of his/her employment and prior to January 1, 2002 by reason of illness, accident or any other cause, the Company shall have the right to appoint a physician or physicians to (A) examine the Participating Employee at reasonable intervals from time to time in connection with such disability and (B) deliver to the Company (1) a certificate ("Initial Certificate") certifying whether or not such disability occurred and, if so, the date on which it commenced ("Onset Date"); and (2) if the condition or disability continues uninterrupted for a one (1) year period beginning on the Onset Date and ending on the one (1) year anniversary thereof, a certificate ("Final Certificate") certifying that fact. The Participating Employee shall cooperate fully with the physician(s) as set forth in either the Initial Certificate or the Final Certificate or both and the Participating Employee shall have the right to appoint another physician to examine the Participating Employee and determine the same matters. If the physicians appointed by the Company and by the Participating Employee do not agree, such physicians shall jointly appoint a third physician to examine the Participating Employee and determine the same matters. The determination of the third physician shall be binding on the Company and the Participating Employee; and


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                           (ii)  In   determining   whether  the   Participating
                  Employee is disabled for purposes of the Initial Certificate, the standard to be applied by any physician appointed in accordance with this Paragraph shall be, at the Company's election, either of the following: the Participating Employee will be deemed disabled if on the applicable Onset Date (A) he or she is unable to render to the Company services of substantially the kind and nature, and to substantially the extent, being rendered by him or her pursuant to this Plan during the fiscal quarter next preceding such Onset Date, or
                  (B) his or her medical condition satisfies such other standard of total disability as is to be applied under any policy of insurance, the proceeds of which would be payable to fund a
                  claim  or   claims  of   disability   with   respect   to  the
                  Participating Employee. If more than one such policy is in effect at the time of such physician's determination, the Company shall designate which policy standard shall apply. The standard used for purposes of the Initial Certificate shall also be used for purposes of the Final Certificate.

         6. Restrictive Covenants. In the event that any Participating Employee becomes employed by, receives compensation from or otherwise is associated with or has agreed in principle to be employed by or to receive compensation from or otherwise be associated as an officer, agent, director, employee, shareholder, consultant, or otherwise with a Competitor of the Company at any time prior to January 1, 2003: (i) all unexercised Options shall be forfeited and (ii) any Option Proceeds shall be immediately due and payable by the Participating Employee. For purposes of this Paragraph, "Option Proceeds" shall mean (i) the difference between (A) the per share closing price of the Company's Common Stock as reported on the Nasdaq Stock Market or such other reported value of the Common Stock as shall be specified by the Committee at the date of exercise and
(B) the per share exercise price of the option, multiplied by (ii) the number of shares acquired pursuant to any exercise of options issued under this Agreement which occurs after the date 12 months prior to the date of termination of employment with the Company. For purposes of this Paragraph, "Competitor" shall be any entity or person which engages for any portion of its business in the direct marketing of personal computer products to residents of the United States including, but not limited to, sale by mail order. The remedy provided by this Paragraph shall be in addition to and not in lieu of any rights or remedies which Company may have against the Participating Employee in respect of a breach by the Participating Employee of any duty or obligation to the Company.

         7.  Effective  Date.  This Plan shall be  effective  as of December 31,
1997.

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